Imperial Oil announces first-quarter financial and operating results

Toronto, April 21, 2005 — Imperial Oil today announced net income for the first quarter of 2005 of $393 million or $1.12 a share, versus $466 million or $1.29 a share for the first quarter of 2004.

Lower earnings were mainly due to the negative impact of about $130 million from lower volumes and higher maintenance costs associated with a major coker turnaround at Syncrude. The company’s excellent 2004 operating performance continued into the first quarter of 2005 with strong performances at Cold Lake, downstream and chemical facilities more than offsetting the natural decline in conventional crude oil and natural gas operations.

Strong light crude oil and natural gas prices and industry refining and petrochemical margins totalling about $250 million were favourable compared to the first quarter of 2004, but their positive impact on earnings were moderated by lower Cold Lake bitumen realizations of about $50 million and the impact of a higher Canadian dollar of about $80 million. The lower earnings were also due to higher stock-related compensation expenses of about $80 million primarily as a result of the significant increase in the company’s share price. Recognizing stock-related compensation expenses in earnings, on the basis of market prices of the company’s shares, has been a long-standing, transparent accounting practice of the company.

Total revenues were $5,958 million in the first quarter, versus $5,067 million in the corresponding period of 2004. Capital and exploration expenditures were $325 million, compared with $353 million a year earlier. During the first quarter the company repurchased 3.7 million shares for $323 million. At March 31, 2005 the company’s balance of cash and marketable securities was $537 million, compared with $1,279 million at the end of 2004.

Imperial’s chairman, president and chief executive officer Tim Hearn said the company continued to achieve improvements in the controllable aspects of the business, such as cost management, volume performance and operating reliability. “Our strategy is to consistently deliver solid operating and financial performance over the long term, which is the key to success irrespective of market conditions or commodity prices,” Hearn said.

Imperial Oil is one of Canada’s largest corporations and has been a leading member of the country’s petroleum industry for 125 years. It is one of Canada’s largest producers of crude oil and natural gas liquids and a major producer of natural gas. It is also Canada’s largest producer and marketer of petroleum products, sold primarily under the Esso brand, and a major producer of petrochemicals.

For further information:
Investor relations	Media relations
Susan Swan	Richard O’Farrell
(416) 968-4262	(416) 968-4875

Highlights

Cold Lake production increased

Bitumen production at Imperial’s Cold Lake, Alta., facility averaged more than 150,000 barrels a day during the first quarter of 2005, compared with about 120,000 barrels a day in the first quarter of 2004. The increase was due to steaming cycles from existing wells and additional production from about 200 new wells that were completed in 2004. Also, drilling is expected to begin in 2005 in one of two new expansion areas for which regulatory approval was received in 2004.

Kearl drilling confirms high-quality resource

Completion of a second phase of delineation drilling at Imperial’s oil-sands property at Kearl, Alta., which began last December, confirmed a high-quality resource, with the potential to produce up to 300,000 barrels a day over a 40-plus year lifespan. Regulatory applications for development of the resource are expected to be filed in 2005. If the project proceeds, Imperial will hold a 70-percent interest and will act as operator in a joint project with ExxonMobil Canada.

Refinery and chemicals operations continue strong performance

Operating performance in Imperial’s refining and chemicals businesses remained strong through the first quarter of 2005. Refinery utilization was 96 percent and total refinery throughput was more than 76 million litres a day, both close to record levels. In chemicals, strong industry demand resulted in higher production volumes for polyethylene and benzene.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS

	Three months
	to March 31
	2005	2004

Net income (U.S. GAAP, million of dollars)
Natural resources	242	319
Petroleum products	112	135
Chemicals	34	12
Corporate and other	5	—

Net income (U.S. GAAP)	393	466

Cash flow from (used in) operating activities	(57)	398
Capital and exploration expenditures	325	353

Per-share information (dollars)
Net income — basic	1.13	1.29
Net income — diluted	1.12	1.29
Dividends	0.22	0.22

Share prices — close at March 31 Toronto Stock Exchange (Canadian dollars)	92.02	58.87
American Stock Exchange (U.S. dollars)	76.14	44.84

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Beginning in the fourth quarter of 2004, the company reported its financial results based on generally accepted accounting principles (GAAP) in the United States of America. The financial results of the three previous quarters in 2004 have been recompiled and refiled under U.S. GAAP in accordance with Canadian regulatory requirements. The comparative numbers in the MD&A are presented under U.S. GAAP. The differences between U.S. and Canadian GAAP are small for Imperial and an explanation of them as they apply to the company including a tabular reconciliation between net income reported under U.S. GAAP and under Canadian GAAP is included in note 2 to the unaudited consolidated financial statements.

OPERATING RESULTS
The company’s net income for the first quarter of 2005 was $393 million or $1.12 a share on a diluted basis, versus $466 million or $1.29 a share for the same period last year.

Lower earnings were mainly due to the negative impact of about $130 million from lower volumes and higher maintenance costs associated with a major coker turnaround at Syncrude. The company’s excellent 2004 operating performance continued into the first quarter of 2005 with strong performances at Cold Lake, downstream and chemical facilities more than offsetting the natural decline in conventional crude oil and natural gas operations.

Strong light crude oil and natural gas prices and industry refining and petrochemical margins totalling about $250 million were favourable compared to the first quarter of 2004, but their positive impact on earnings were moderated by lower Cold Lake bitumen realizations of about $50 million and the impact of a higher Canadian dollar of about $80 million. The lower earnings were also due to higher stock-related compensation expenses of about $80 million primarily as a result of the significant increase in the company’s share price. Recognizing stock-related compensation expenses in earnings, on the basis of market prices of the company’s shares, has been a long-standing, transparent accounting practice of the company.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued …)

Total revenues were $5,958 million in the first quarter versus $5,067 million in the corresponding period last year.

Natural resources
During the first quarter of 2005, net income from natural resources was $242 million compared with $319 million in the same period last year. Earnings decreased due to lower production and higher maintenance costs at Syncrude, lower Cold Lake bitumen realizations, lower conventional crude oil and natural gas liquids (NGLs) volumes and the negative impact of a higher Canadian dollar totalling $270 million. These factors were partly offset by higher realizations for light crude oil and natural gas, and higher Cold Lake bitumen volumes totalling $220 million. Increased stock-related compensation expenses also contributed to the decline.

While U.S. dollar Brent crude oil prices averaged about 50 percent higher in the first quarter, the company’s Canadian dollar realizations for conventional crude oil at $58.28 a barrel, compared with $42.70 a barrel in the same period last year, were 36 percent higher mainly because of a stronger Canadian dollar. Average realizations for Cold Lake bitumen in the first quarter of 2005 were about 25 percent lower than those of the same period in 2004, reflecting a significant widening of price spread between light crude oil and Cold Lake bitumen. The company’s realizations for natural gas were slightly higher, averaging $7.02 a thousand cubic feet in the first quarter of 2005, compared with $6.58 during the same period last year.

In the first quarter, total gross production of crude oil and natural gas liquids (NGLs) was 260 thousand barrels a day versus 263 thousand barrels in the same period last year.

Gross production of Cold Lake bitumen was higher, averaging 152 thousand barrels a day during the first quarter of 2005 versus 121 thousand barrels in the first quarter of 2004, due to the cyclic nature of production at Cold Lake.

Gross production from the company’s share of Syncrude decreased to 39 thousand barrels a day from 63 thousand barrels in the first quarter of 2004. Advancing the originally planned second-quarter coker turnaround into the first quarter and higher unplanned maintenance to other processing units were the main reasons for lower production volumes. The turnaround was completed in early April and all processing units returned to normal operation.

During the first three months this year, gross production of conventional crude oil averaged 40 thousand barrels a day versus 44 thousand barrels a day in the first quarter of 2004. Natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production.

Gross production of NGLs available for sale decreased to 29 thousand barrels a day in the first quarter of 2005 from 35 thousand barrels last year, mainly due to declining NGL content of Wizard Lake gas production.

For the first quarter, gross production of natural gas averaged 585 million cubic feet a day, essentially flat compared to last year.

Effective April 1, 2005, the company and an affiliate of Exxon Mobil Corporation in Canada have agreed to combine their respective Western Canada production organizations into one single organization. Under the consolidation, Imperial will operate all Western Canada properties. There are no asset ownership changes. The consolidation is expected to result in efficiencies from a streamlined organization.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued …)

Petroleum products
The net income from petroleum products was $112 million in the first quarter of 2005, compared with $135 million during the same period a year ago. Lower earnings were mainly due to the unfavourable impact of a higher Canadian dollar, higher stock-related compensation expenses, partly offset by stronger industry refining margins.

Operating performance in the company’s refining businesses remained strong through the first quarter of 2005. Refinery utilization was 96 percent and total refinery throughput was more than 76 million litres a day.

Chemicals
Net income in the first quarter of 2005 from chemical operations was $34 million, compared with $12 million during the same period last year. Earnings increased because of higher margins and volumes for polyethylene and benzene as a result of increased industry demand.

Corporate and other
Net income from corporate and other operations was positive $5 million in the first quarter of 2005, compared with nil in the same period last year. Earnings increased mainly due to interest income on a higher average cash balance.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was negative $57 million during the first quarter of 2005, compared with $398 million in the same period last year. The decrease in cash inflow was mainly due to the timing of scheduled income tax payments, additional funding contribution to the employee pension plan and lower net income.

During the first quarter of 2005, capital and exploration expenditures were $325 million, compared with $353 million during the corresponding period a year ago. For the resources segment, capital and exploration expenditures were used mainly at Syncrude to maintain and expand production capacity. Capital expenditures for the products segment were used on the project to reduce sulphur content in diesel fuels.

During the first quarter, the company continued its share-purchase program and bought 3.7 million shares for $323 million under a normal course issuer bid that began on June 23, 2004, which has an allowable maximum purchase of 17.9 million shares. The maximum number of shares that may yet be purchased under the current program is about six million.

Total cash dividends of $77 million were paid in the first quarter of 2005, down from $80 million paid in the same period last year as a result of the company’s share-purchase program. Per-share dividends paid in the first quarter were $0.22, unchanged from the same quarter last year.

The above factors led to a decrease in the company’s balance of cash and marketable securities to $537 million at March 31, 2005, from $1,279 million at the end of 2004.

IMPERIAL OIL LIMITED

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information about market risks for the three months ended March 31, 2005 does not differ materially from that discussed on page 32 in the company’s annual report to shareholders for the year ended December 31, 2004, except for the following sensitivity:

Earnings sensitivity (a) millions of dollars after tax

Eight cents decrease (increase) in the value of the Canadian dollar versus the U.S. dollar	+ (-)	400

The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar increased from 2004 year-end by about $18 million (after tax) for each one-cent difference. This is primarily due to the increase in crude oil prices and industry refining margins.

(a)	The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the first quarter 2005. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME
(U.S. GAAP, unaudited)	Three months
	to March 31
millions of Canadian dollars	2005	2004

REVENUES
Operating revenues (a)	5,940	5,056
Investment and other income (4)	18	11

TOTAL REVENUES	5,958	5,067

EXPENSES
Exploration	21	16
Purchases of crude oil and products	3,639	2,833
Production and manufacturing (5)	817	683
Selling and general (5)(6)	346	293
Federal excise tax (a)	307	304
Depreciation and depletion	238	216
Financing costs (7)	2	2

TOTAL EXPENSES	5,370	4,347

INCOME BEFORE INCOME TAXES	588	720
INCOME TAXES	195	254

NET INCOME (3)	393	466

NET INCOME PER COMMON SHARE — BASIC (dollars) (10)	1.13	1.29
NET INCOME PER COMMON SHARE — DILUTED (dollars) (10)	1.12	1.29
DIVIDENDS PER COMMON SHARE	0.22	0.22

(a) Federal excise tax included in operating revenues	307	304

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)	Three months
inflow/(outflow)	to March 31
millions of Canadian dollars	2005	2004

OPERATING ACTIVITIES
Net income	393	466
Adjustment for non-cash items:
Depreciation and depletion	238	216
(Gain)/loss on asset sales, after income tax (4)	(2)	(1)
Deferred income taxes and other	(63)	(39)
Changes in operating assets and liabilities:
Accounts receivable	(209)	(179)
Inventories and prepaids	(324)	(295)
Income taxes payable	(312)	39
Accounts payable	502	151
All other items — net (a)	(280)	40

CASH FROM (USED IN) OPERATING ACTIVITIES	(57)	398

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(304)	(327)
Proceeds from asset sales	7	13

CASH FROM (USED IN) INVESTING ACTIVITIES	(297)	(314)

FINANCING ACTIVITIES
Repayment of long-term debt	(1)	—
Issuance of common shares under stock option plan	13	6
Common shares purchased (10)	(323)	(147)
Dividends paid	(77)	(80)

CASH FROM (USED IN) FINANCING ACTIVITIES	(388)	(221)

INCREASE (DECREASE) IN CASH	(742)	(137)
CASH AT BEGINNING OF PERIOD	1,279	448

CASH AT END OF PERIOD	537	311

(a)	Includes contribution to registered pension plan of $339 million (2004 — $2 million).

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(U.S. GAAP, unaudited)	As at	As at
	Mar. 31	Dec. 31
millions of Canadian dollars	2005	2004

ASSETS
Current assets
Cash	537	1,279
Accounts receivable, less estimated doubtful accounts	1,835	1,626
Inventories of crude oil and products	669	432
Materials, supplies and prepaid expenses	198	112
Deferred income tax assets	576	448

Total current assets	3,815	3,897

Investments and other long-term assets	127	130
Property, plant and equipment, less accumulated depreciation and depletion	9,709	9,647
Goodwill	204	204
Other intangible assets, net	149	149

TOTAL ASSETS	14,004	14,027

LIABILITIES
Current liabilities
Short-term debt	81	81
Accounts payable and accrued liabilities	3,025	2,525
Income taxes payable	745	1,057
Current portion of long-term debt	1,313	995

Total current liabilities	5,164	4,658

Long-term debt (8)	48	367
Other long-term obligations (9)	1,241	1,525
Deferred income tax liabilities	1,222	1,155

TOTAL LIABILITIES	7,675	7,705

SHAREHOLDERS’ EQUITY
Common shares at stated value (10)	1,795	1,801
Earnings reinvested (11)	4,902	4,889
Accumulated other nonowner changes in equity (12)	(368)	(368)

TOTAL SHAREHOLDERS’ EQUITY	6,329	6,322

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	14,004	14,027

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

Approved by the directors April 21, 2005

/s/ T.J. Hearn	/s/ P.A. Smith

Chairman, president and	Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Basis of financial statement presentation

Effective the fourth quarter of 2004, the company prepares its financial statements in accordance with the generally accepted accounting principles (GAAP) of the United States of America. Prior to the fourth quarter of 2004, the company’s financial statements were prepared in conformity with Canadian GAAP and refiled in U.S. GAAP in accordance with Canadian regulatory requirements. A reconciliation of the differences between GAAP in Canada and the United States of America as they apply to the company is provided in note 2. All amounts are in Canadian dollars unless otherwise indicated.

These unaudited consolidated financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the company, the information furnished herein reflects all known accruals and adjustments necessary for a fair statement of the results for the periods reported herein. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method.

2.	Differences between United States and Canadian generally accepted accounting principles

Reconciliation of the line items of the consolidated income statement, consolidated statement of cash flows and consolidated balance sheet is provided below:

Consolidated income statement	Reported	Increase/(decrease) due to		Reported
	under			under
million of dollars	Cdn. GAAP	(a)	(b)	U.S. GAAP

(Three months to March 31, 2005)
Depreciation and depletion	238	—	—	238
Financing costs	11	(9)	—	2
Income taxes	192	3	—	195
Net income	387	6	—	393

(Three months to March 31, 2004)
Depreciation and depletion	215	1	—	216
Financing costs	10	(8)	—	2
Income taxes	204	3	47	254
Net income	509	4	(47)	466

Consolidated statement of cash flows	Reported	Increase/(decrease) due to		Reported
	under			under
million of dollars	Cdn. GAAP	(a)	(b)	U.S. GAAP

(Three months to March 31, 2005)
Net income	387	6	—	393
Depreciation and depletion	238	—	—	238
Deferred income taxes and other	(66)	3	—	(63)
Cash from operating activities	(66)	9	—	(57)
Additions to property, plant and equipment	(295)	(9)	—	(304)
Cash from (used in) investing activities	(288)	(9)	—	(297)

(Three months to March 31, 2004)
Net income	509	4	(47)	466
Depreciation and depletion	215	1	—	216
Deferred income taxes and other	(89)	3	47	(39)
Cash from operating activities	390	8	—	398
Additions to property, plant and equipment	(319)	(8)	—	(327)
Cash from (used in) investing activities	(306)	(8)	—	(314)

IMPERIAL OIL LIMITED

Consolidated balance sheet	Reported	Increase/(decrease) due to		Reported
	under			under
millions of dollars	Cdn. GAAP	(a)	(c)	U.S. GAAP

(As at March 31, 2005)
Investments and other long-term assets	573	—	(446)	127
Property, plant and equipment, net	9,622	87	—	9,709
Other intangible assets, net	52	—	97	149
Total assets	14,266	87	(349)	14,004

Other long-term obligations	1,032	—	209	1,241
Deferred income tax liabilities	1,383	29	(190)	1,222
Earnings reinvested	4,844	58	—	4,902
Accumulated other nonowner changes in equity	—	—	(368)	(368)
Total liabilities and shareholders’ equity	14,266	87	(349)	14,004

(As at December 31, 2004)
Investments and other long-term assets	270	—	(140)	130
Property, plant and equipment, net	9,569	78	—	9,647
Other intangible assets, net	52	—	97	149
Total assets	13,992	78	(43)	14,027

Other long-term obligations	1,010	—	515	1,525
Deferred income tax liabilities	1,319	26	(190)	1,155
Earnings reinvested	4,837	52	—	4,889
Accumulated other nonowner changes in equity	—	—	(368)	(368)
Total liabilities and shareholders’ equity	13,992	78	(43)	14,027

(a)	Under U.S. GAAP, interest costs related to major capital projects under construction are required to be capitalized as part of property, plant and equipment. Under Canadian GAAP, the company did not capitalize interest costs for the same projects.

(b)	Under U.S. GAAP, income tax liabilities and assets are adjusted for the effect of a change in tax laws or rates. Under Canadian GAAP, the use of a substantially enacted income law or rate to adjust income tax liabilities and assets is allowed under certain circumstances.

(c)	Under U.S. GAAP, the accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered up to the end of the year and is based on current compensation levels. Since the amount by which the ABO less the fair value of plan assets was greater than the liability previously recognized in the consolidated balance sheet, an additional minimum pension liability was required. The minimum pension liability has no impact on net income and because this adjustment was non-cash, its effect has been excluded from the accompanying consolidated statement of cash flows. No such adjustment is required under Canadian GAAP.

IMPERIAL OIL LIMITED

3.	BUSINESS SEGMENTS (U.S. GAAP, unaudited)

	Natural		Petroleum
Three months to March 31	Resources		Products		Chemicals
millions of dollars	2005	2004	2005	2004	2005	2004

REVENUES
External sales (a)	999	890	4,599	3,923	342	243
Intersegment sales (b)	700	639	596	369	78	65
Investment and other income	—	—	11	8	—	—

TOTAL REVENUES	1,699	1,529	5,206	4,300	420	308

EXPENSES
Exploration (c)	21	16	—	—	—	—
Purchases (b)	647	478	4,083	3,206	283	222
Production and manufacturing	472	381	296	258	49	44
Selling and general	20	4	294	269	32	20
Federal excise tax	—	—	307	304	—	—
Depreciation and depletion	176	153	59	59	3	3
Financing costs	—	—	—	—	—	—

TOTAL EXPENSES	1,336	1,032	5,039	4,096	367	289

INCOME BEFORE INCOME TAXES	363	497	167	204	53	19
INCOME TAXES	121	178	55	69	19	7

NET INCOME	242	319	112	135	34	12

EXPORT SALES TO THE UNITED STATES	337	332	166	254	198	138
CASH FLOW FROM OPERATING ACTIVITIES	17	395	(98)	(4)	25	3
CAPEX (c)	243	275	70	64	3	6
TOTAL ASSETS AS AT March 31 (b)	7,002	6,559	6,253	5,783	504	486
CAPITAL EMPLOYED AS AT March 31	4,250	3,874	2,703	2,819	208	243

	Corporate
Three months to March 31	and Other		Consolidated
millions of dollars	2005	2004	2005	2004

REVENUES
External sales (a)	—	—	5,940	5,056
Intersegment sales (b)	—	—	—	—
Investment and other income	7	3	18	11

TOTAL REVENUES	7	3	5,958	5,067

EXPENSES
Exploration (c)	—	—	21	16
Purchases (b)	—	—	3,639	2,833
Production and manufacturing	—	—	817	683
Selling and general	—	—	346	293
Federal excise tax	—	—	307	304
Depreciation and depletion	—	1	238	216
Financing costs	2	2	2	2

TOTAL EXPENSES	2	3	5,370	4,347

INCOME BEFORE INCOME TAXES	5	—	588	720
INCOME TAXES	—	—	195	254

NET INCOME	5	—	393	466

EXPORT SALES TO THE UNITED STATES	—	—	701	724
CASH FLOW FROM OPERATING ACTIVITIES	(1)	4	(57)	398
CAPEX (c)	9	8	325	353
TOTAL ASSETS AS AT March 31 (b)	650	368	14,004	12,826
CAPITAL EMPLOYED AS AT March 31	669	348	7,830	7,284

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2005	2004

Purchases	1,374	1,073

Total intersegment sales	1,374	1,073

Intersegment receivables and payables	405	370

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

4.	Investment and other income

Investment and other income includes gains and losses on asset sales as follows:

	Three months
	to March 31
millions of dollars	2005	2004

Proceeds from asset sales	7	13
Book value of assets sold	5	12

Gain/(loss) on asset sales, before tax	2	1

Gain/(loss) on asset sales, after tax	2	1

5.	Employee retirement benefits

The components of net benefit cost included in total expenses in the consolidated statement of earnings are as follows:

	Three months
	to March 31
millions of dollars	2005	2004

Pension benefits:
Current service cost	22	20
Interest cost	60	59
Expected return on plan assets	(64)	(56)
Amortization of prior service cost	6	7
Recognized actuarial loss	21	17

Net benefit cost	45	47

Other post-retirement benefits:
Current service cost	2	2
Interest cost	6	6
Recognized actuarial loss	2	1

Net benefit cost	10	9

6.	Headquarters relocation

On September 29, 2004, the company announced its intention to relocate its head office from Toronto, Ontario, to Calgary, Alberta. Completion of the move is expected by August 2005.

Expenses in connection with the headquarters relocation activity are expected to total approximately $85 million ($57 million, after tax) most of which are expected to be recognized in the second and third quarter of 2005 in conjunction with employee relocations and compensation payments for employees who choose not to move.

7.	Financing costs

	Three months
	to March 31
millions of dollars	2005	2004

Debt related interest	11	10
Capitalized interest	(9)	(8)

Net interest expense	2	2
Other interest	—	—

Total financing costs	2	2

IMPERIAL OIL LIMITED

8.	Long-term debt

			As at	As at
			Mar. 31	Dec. 31
			2005	2004
Issued	Maturity date	Interest rate	millions of dollars

2003	$250 million due May 26, 2005 and $250 million due August 26, 2005	Variable	—	—
2003	January 19, 2006	Variable	—	318

Long-term debt			—	318
Capital leases			48	49

Total long-term debt (a)			48	367

(a)	These amounts exclude that portion of long-term debt totalling $1,313 million (December 31, 2004 — $995 million), which matures within one year and is included in current liabilities.

9.	Other long-term obligations

	As at	As at
	March 31	Dec. 31
millions of dollars	2005	2004

Employee retirement benefits (a)	755	1,052
Asset retirement obligations and other environmental liabilities (b)	379	380
Other obligations	107	93

Total other long-term obligations	1,241	1,525

(a)	Total recorded employee retirement benefits obligations also include $48 million in current liabilities (December 31, 2004 — $48 million).

(b)	Total asset retirement obligations and other environmental liabilities also include $76 million in current liabilities (December 31, 2004 — $76 million).

10.	Common shares

	As at	As at
	Mar. 31	Dec. 31
thousands of shares	2005	2004

Authorized	450,000	450,000
Common shares outstanding	345,887	349,320

In 1995 through 2003, the company purchased shares under nine 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2004, another 12-month normal course program was implemented with an allowable purchase of up to 17.9 million shares (five percent of the total on June 21, 2004), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 - 2003	218.9	5,968

2004 - First quarter	2.5	147
Full year	13.6	872

2005 - First quarter	3.7	323

Cumulative purchases to date	236.2	7,163

Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

IMPERIAL OIL LIMITED

The following table provides the calculation of net income per common share:

	Three months
	to March 31
	2005	2004

Net income per common share — basic
Net income (millions of dollars)	393	466

Weighted average number of common shares outstanding (millions of shares)	348.3	361.7

Net income per common share (dollars)	1.13	1.29

Net income per common share — diluted
Net income (millions of dollars)	393	466

Weighted average number of common shares outstanding (millions of shares)	348.3	361.7
Effect of employee stock-based awards (millions of shares)	1.2	0.7

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	349.5	362.4

Net income per common share (dollars)	1.12	1.29

If the provisions for expensing the value of employee stock options of Financial Accounting Standard No.123, “Accounting for Stock-Based Compensation” had been adopted prior to January 1, 2003, the impact on compensation expense, net income and net income per share for the first quarter in 2004 would have been negligible. All expenses for employee stock options would have been recognized in net income as of December 31, 2004.

11.	Earnings reinvested

	Three months
	to March 31
millions of dollars	2005	2004

Earnings reinvested at beginning of period	4,889	3,952
Net income for the period	393	466
Share purchases in excess of stated value	(304)	(134)
Dividends	(76)	(80)

Earnings reinvested at end of period	4,902	4,204

12.	Nonowner changes in shareholders’ equity

	Three months
	to March 31
millions of dollars	2005	2004

Net income	393	466
Other nonowner changes in equity (a)	—	—

Total nonowner changes in shareholders’ equity	393	466

(a)	Minimum pension liability adjustmemt.

IMPERIAL OIL LIMITED

OPERATING STATISTICS
(unaudited)	Three months
	to March 31
	2005	2004

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	40	44
Cold Lake	152	121
Syncrude	39	63

Total crude oil production	231	228
Natural gas liquids (NGLs) available for sale	29	35

Total crude oil and NGL production	260	263

NET CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	31	34
Cold Lake	139	112
Syncrude	39	62

Total crude oil production	209	208
Natural gas liquids (NGLs) available for sale	24	28

Total crude oil and NGL production	233	236

COLD LAKE BLEND SALES (thousands of barrels a day)	205	164
NGL SALES (thousands of barrels a day)	46	48

NATURAL GAS (millions of cubic feet a day)
Production (gross)	585	581
Production (net)	522	522
Sales	522	511

AVERAGE PRICES (Canadian dollars)
Conventional crude oil sales (a barrel)	58.28	42.70
Par crude oil price at Edmonton (a barrel)	62.63	46.81
Heavy crude oil at Hardisty (Bow River, a barrel)	39.49	35.50
NGL sales (a barrel)	35.27	31.87
Natural gas sales (a thousand cubic feet)	7.02	6.58

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	32.2	31.9
Heating, diesel and jet fuels	30.2	29.7
Heavy fuel oils	5.3	5.2
Lube oils and other products	5.5	4.6

Net petroleum products sales	73.2	71.4
Sales under purchase and sale agreements	15.0	15.1

Total petroleum products sales	88.2	86.5

TOTAL REFINERY THROUGHPUT (millions of litres a day)	76.5	75.9
REFINERY CAPACITY UTILIZATION (percent)	96	95

PETROCHEMICAL SALES (thousands of tonnes a day)	3.3	3.0

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)	Three months
	to March 31
	2005	2004

RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(rolling 4 quarters, percent)	25.7	23.1

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(rolling 4 quarters, percent)	31.8	29.2

INTEREST COVERAGE RATIO — EARNINGS BASIS
(rolling 4 quarters, times covered)	77.2	58.9

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	348,291	361,699
At March 31	345,887	360,297
Number of shareholders
At March 31	14,773	15,381

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	94.33	64.45
Low	67.51	56.42
Close at March 31	92.02	58.87

American Stock Exchange (U.S. dollars)
High	77.20	48.70
Low	54.80	42.34
Close at March 31	76.14	44.84

(a)	Return on capital employed is the rolling four quarters’ net income excluding the after-tax cost of financing, divided by the average rolling four quarters’ capital employed.